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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant    |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement   |_|  Confidential, For Use of the Commission
|_|  Definitive Proxy Statement         Only  (as permitted by Rule 14a-6(e)(2))
|_|  Definitive Additional
     Materials
|X|  Soliciting Material Under
     Rule 14a-12

                        BURNHAM PACIFIC PROPERTIES, INC.
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
         |X|   No fee required.
         |_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
               and 0-11.
         (1)   Title of each class of securities to which transaction applies:

         (2)   Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)    Proposed maximum aggregate value of transaction:

         (5)    Total fee paid:

         |_|    Fee paid previously with preliminary materials:

         |_|    Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)    Amount previously paid:

         (2)    Form, Schedule or Registration Statement No.:

         (3)    Filing Party:

         (4)    Date Filed:

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                 BURNHAM PACIFIC ANNOUNCES PROPOSED LIQUIDATION

SAN DIEGO, August 15, 2000 -- Burnham Pacific Properties, Inc. (NYSE:BPP) today announced that its Board of Directors has completed its extensive review of the Company's strategic alternatives and has concluded that it is in the best interests of the Company's stockholders to liquidate the Company on an orderly basis.

In the fall of 1999, the Company retained Goldman, Sachs & Co. to assist the Company's Board of Directors in a review of strategic alternatives. Proposals to acquire the Company were solicited from numerous parties. After a thorough review, the Board of Directors determined that the bid prices and terms were not adequate. In addition, the Board of Directors considered and determined not to proceed with a proposal to reorganize the Company.

The Board of Directors intends to adopt a final plan of liquidation, in time for the plan to be submitted to and considered by the Company's stockholders at the upcoming annual stockholders meeting, currently scheduled for October 18, 2000. The Board of Directors plans to have the Company retain a third party to oversee and manage the liquidation process, and last week the Company began discussions with one such qualified third party. In this regard, the Company is soliciting proposals from a select number of additional qualified firms to manage the liquidation process. The Board of Directors will implement, and instruct the liquidation manager to implement, substantial reductions in operating expenses commencing in the fourth quarter of 2000.

The Company also announced that it has reached an agreement in principle with affiliates of Westbrook and Blackacre, the Company's two largest preferred equityholders, to support the Board of Director's decision to develop a plan of liquidation and to support an agreement with a third party to oversee a plan of liquidation. The Company also expects to reach a definitive agreement with Westbrook and Blackacre shortly. At Westbrook's and

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BURNHAM PACIFIC PROPERTIES, INC.
ADD-2-

Blackacre's request, the Board of Directors has amended the Bylaws of the Company to provide that stockholder proposals and nominations for directors for the Company's annual meeting must be presented to the Company not later than August 29, 2000, rather than the current August 19, 2000 deadline.

Additionally, in anticipation of the proposed liquidation, J. David Martin has resigned as chief executive officer and as a Director of the Company. Scott C. Verges, the Company's chief administrative officer and general counsel, will serve as the Company's interim chief executive officer.

Burnham Pacific is a real estate investment trust (REIT) that focuses on value-added retail real estate opportunities throughout the United States. The Company makes available on a quarterly basis supplemental information that includes property and corporate level detail which is available upon request. More information on Burnham Pacific may be found on the Company's web site at http://www.burnhampacific.com or by calling 800-462-5181.

This news release contains "forward-looking statements" that predict or indicate future events or trends or that do not relate to historical matters. There are a number of important factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, uncertainties in the strategic alternative process, the validity of the election of the Change of Control Preference by certain preferred stockholders and the impact of that election on the payment of future dividends, the ability to consummate a binding agreement with a third party with respect to the liquidation process, and the ability to consummate an agreement with the Company's preferred stockholders regarding their support for a plan of liquidation, as well as other factors discussed in the Company's periodic reports filed with the Securities and Exchange Commission, including without limitation the risk factors that were disclosed in our Form 10-K which was filed with the SEC on March 30, 2000. You should be aware that the risk factors contained in that Form 10-K may not be exhaustive. Therefore, we recommend that you read the information in that Form 10-K together with other reports and documents that we file with the SEC from time to time, including our Forms 10-K, 10-Q and 8-K

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BURNHAM PACIFIC PROPERTIES, INC.
ADD-3-

which may supplement, modify, supersede or update those risk factors.

                   ADDITIONAL INFORMATION AND WHERE TO FIND IT

Burnham Pacific Properties, Inc. plans to mail a proxy statement to its stockholders containing information about the plan of liquidation. Investors and securityholders of Burnham Pacific Properties, Inc. are advised to read the proxy statement carefully when it becomes available because it will contain important information about the plan of liquidation, the persons soliciting proxies related to the liquidation, their interests in the liquidation, and related matters. Investors and securityholders may obtain free copies of the proxy statement (when available) and other documents filed by Burnham at the Securities and Exchange Commission's website at http://www.sec.gov.

Free copies of the proxy statement will also be available from Burnham by directing such requests to the attention of Mr. Daniel B. Platt, Chief Financial Officer, Burnham Pacific Properties, Inc., 110 West A Street, San Diego, California 92101, telephone (619) 652-4700.

                       INFORMATION CONCERNING PARTICIPANTS

Burnham, its directors, executive officers and certain other members of management and employees may be soliciting proxies from Burnham stockholders in favor of the plan of liquidation. As of the date of this communication, the officers and directors of Burnham each beneficially owned less than 1% of the outstanding common stock of Burnham, other than Malin Burnham who beneficially owns approximately 1.65%.

                                    -- END --